Exhibit 10.2

SUSQUEHANNA BANCSHARES, INC

SUMMARY OF TERMS FOR EMPLOYMENT AGREEMENT

FOR JEFFREY M. SEIBERT

Summary of terms of employment of Jeffrey M. Seibert (the “Executive”) by Susquehanna Bank PA (the “Bank”) as of the Closing Date of the Merger:

Termination of Company Employment Agreement

The Executive’s existing Employment Agreement with Community Banks, Inc. (the “Company”) shall terminate as of the Closing Date. The Bank will pay the Executive $807,500 in consideration of the termination of the Company Employment Agreement. Payment of such amount shall be made in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The “parachute tax” gross up provision of Section 8 of the existing Employment Agreement shall apply with respect to any excise tax imposed on the Executive under section 4999 of the Code as a result of the Merger.

The Executive shall be responsible for any tax imposed under section 409A of the Code, and in no event shall the Company, the Bank or Parent have any liability with respect to any tax under section 409A of the Code.

New Parent Employment Agreement

The Executive and the Bank will enter into a new three-year Employment Agreement as of the Closing Date, which will include non-competition and non-solicitation covenants described below. The Employment Agreement will be based on the standard Bank employment agreement for executives of the Bank with the title Executive Vice President, but with the terms described below.

The Employment Agreement will specifically confirm:

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Parent assuming or causing the Bank to assume any continuing obligations to Executive under the Survivor Income Agreement, including the Split Dollar Addendum referenced in the Company Employment Agreement and the Amended and Restated Salary Continuation Agreement referenced in the Employment Agreement. Parent (or Bank) will agree not to take any actions to accelerate the timing of payments under the Amended and Restated Salary Continuation Agreement prior to Executive’s attaining age 65, absent Executive’s consent; and

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Parent’s (or Bank’s) obligation to, in all events, continue health benefits until age 65 (whether through active employee coverage, continuation after termination of employment, or payments in lieu of coverage).

Position

Executive Vice President and Chief Operating Officer of the Bank. Specific duties, responsibilities, and reporting lines will be agreed upon by the Bank and Executive commensurate with Executive’s position, and included in the Employment Agreement.

Term of Employment Agreement

The term of the agreement will be three years from the Closing Date. The term will automatically renew for an additional year if neither party has given notice to the other party of its intention not to renew the agreement at least sixty days prior to any scheduled termination of the agreement.

Base Salary

$250,000. The Bank’s Board of Directors will consider merit-based increases annually commencing second full year of employment. Annual base salary cannot be decreased below then current level, including as it may be increased from time to time during the term.

Annual Bonus

The Executive shall participate in the executive incentive plan as applicable to other senior executive employees; bonuses under the plan are discretionary by the Parent’s Board of Directors or its designee.

Benefits

Participation in the Parent’s and the Bank’s health, life, disability, retirement, incentive and other benefit plans as applicable to other senior executive employees of the Bank and provision of perquisites (club memberships and car) as available to other senior executive employees of the Bank, subject in all respects to the terms of the applicable plans and policies of the Parent and the Bank as in effect from time to time.

Reimbursement of expenses in accordance with the Bank’s reimbursement policy, subject to presentation of proper documentation.

Vacation according to the Bank’s vacation policy.

Termination without Cause or Resignation due to Adverse Change

If the Executive’s employment is terminated by the Bank without Cause (as defined in the Bank’s standard employment agreement) or by the Executive due to Adverse Change (as defined in the Bank’s standard employment agreement; provided that the definition of Adverse Change shall be modified to provide that Adverse Change shall exist if the Executive is asked to relocate his principal business location from Lancaster County, Pennsylvania), the Executive shall receive the following severance compensation, subject to execution (and non-revocation) of a release:

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Payment of average annual salary and bonus (based on the prior three calendar years) for the remainder of the term of the Employment Agreement, in installments in accordance with the Bank’s normal payroll practices.

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If the Executive participates in a Parent or Bank defined benefit plan, the benefit that would have been earned under the defined benefit plan had the Executive remained employed for the remainder of the term of the Employment Agreement.

•	A monthly payment equal to 150% of the Bank’s actual premium cost of group term life insurance for the remainder of the term of the Employment Agreement.

•	Group health benefits until the Executive’s attainment of age 65 (through active employee coverage, continuation after termination of employment, or payments in lieu of coverage) as described above.

The payments are subject to six month delay if required under section 409A of the Internal Revenue Code.

Other Termination	No severance benefits.

Non-competition, non-solicitation and other covenants

The Executive agrees to execute the Restrictive Covenants Agreement (in the form attached) containing non-competition, non-solicitation (of employees and customers), intellectual property, confidentiality and non-disparagement covenants that are effective on the Closing Date. Following termination of the Executive’s employment, the non-competition and non-solicitation covenants will be effective for the greater of one year or the remainder of the term of the Employment Agreement as of the date of the Executive’s termination of employment for any reason (or, if the Executive terminates employment at or before the Closing Date, for a three year period following the Closing Date). The covenants shall apply without regard to whether the Executive enters into the new Bank Employment Agreement as of the Closing Date.

If the Executive does not enter into the new Bank Employment Agreement as of the Closing Date or if the Executive’s employment terminates with the Company terminates without Cause on or before the Closing Date, the Bank will pay the Executive $750,000 in bi-weekly installments over the three-year non-competition period. The foregoing payment will not be made if the Executive’s employment with the Company is terminated for Cause.

The new Bank Employment Agreement will include the foregoing covenants. The non-competition and non-solicitation covenants will apply during the period of the Executive’s employment with the Bank and will continue following the Executive’s termination of employment for any reason for the greater of one year or the remainder of the term of employment at the time of termination.

In the event of a Change in Control (as defined in the Bank’s standard employment agreement) of Parent while the Executive is employed by the Bank, the non-competition and non-solicitation covenants extend until the third anniversary of the Change in Control.

Change in Control of Parent	In the event of a Change in Control of Parent:

•	The Executive will become fully vested in his outstanding incentive awards, which will be paid at target levels.

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If the Executive is participating in a defined benefit plan, the Executive will accrue an additional non-qualified pension benefit as if the Executive had remained employed for three years after the Change in Control.

•	The Executive will remain available for transition services for two years after termination of employment.

Excise Tax	The Employment Agreement will contain a conditional parachute tax gross up provision, which shall apply with respect to amounts payable in connection with a Change in Control of Parent.

Indemnity	Indemnification provisions as in the Bank’s standard employment agreement.

Preemptive Considerations

Provisions addressing suspension, prohibition or removal of the Executive from participating in the Parent’s or Bank’s affairs pursuant to the Federal Deposit Insurance Act, as in the Bank’s standard employment agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Term Sheet the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest:	/s/ Lisa M. Cavage	By:	/s/ Edward Balderston, Jr.
Secretary		Edward Balderston, Jr. Executive Vice President

EMPLOYEE
Witness:

/s/ Timothy A. Hoy		/s/ Jeffrey M. Seibert		(Seal)
Name: Timothy A. Hoy		Jeffrey M. Seibert